QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Guitar Center, Inc. and subsidiaries
Consolidated Balance Sheets
(in thousands)

	September 30, 2002	December 31, 2001
Assets
Current assets:
Cash	$4,520	$17,480
Accounts receivable, net	18,352	19,243
Merchandise inventory	293,887	249,685
Prepaid expenses and deposits	10,132	6,404
Deferred income taxes	4,744	4,744

Total current assets	331,635	297,556
Property and equipment, net	85,687	81,056
Goodwill	25,412	21,032
Deposits and other assets, net	4,753	5,040

	$447,487	$404,684

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$68,112	$78,287
Accrued expenses and other current liabilities	32,597	38,834
Merchandise advances	12,656	12,780
Revolving line of credit	118,587	76,904
Current portion of long-term debt	307	638

Total current liabilities	232,259	207,443
Other long-term liabilities	5,545	3,716
Deferred income taxes	3,583	2,733
Long-term debt	66,701	66,924

Total liabilities	308,088	280,816
Stockholders' equity:
Preferred Stock; authorized 5,000 shares at September 30, 2002 and December 31, 2001, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,598 at September 30, 2002 and 22,315 at December 31, 2001, respectively	226	223
Additional paid in capital	251,691	248,063
Accumulated deficit	(112,518)	(124,418)

Total stockholders' equity	139,399	123,868

	$447,487	$404,684

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended September 30,
	2002	2001
Net sales	$257,356	$227,760
Cost of goods sold, buying and occupancy	191,258	170,160

Gross profit	66,098	57,600
Selling, general and administrative expenses	55,662	51,993

Operating income	10,436	5,607
Interest expense, net	3,393	3,395

Income before income taxes	7,043	2,212
Income taxes	2,681	839

Net income	$4,362	$1,373

Net income per share
Basic	$0.19	$0.06

Diluted	$0.19	$0.06

Weighted average shares outstanding
Basic	22,810	22,289

Diluted	23,388	22,701

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	Nine months ended September 30,
	2002	2001
Net sales	$766,066	$659,377
Cost of goods sold, buying and occupancy	570,432	490,850

Gross profit	195,634	168,527
Selling, general and administrative expenses	166,866	141,919

Operating income	28,768	26,608
Interest expense, net	9,556	9,751

Income before income taxes	19,212	16,857
Income taxes	7,312	6,404

Net income	$11,900	$10,453

Net income per share
Basic	$0.53	$0.47

Diluted	$0.51	$0.46

Weighted average shares outstanding
Basic	22,523	22,206

Diluted	23,133	22,736

QuickLinks

Guitar Center, Inc. and subsidiaries Consolidated Balance Sheets (in thousands)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (in thousands, except per share data)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (in thousands, except per share data)